EXHIBIT 99.1
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INTERLINE BRANDS, INC. ANNOUNCES RECEIPT OF CONSENTS NECESSARY TO AMEND
INDENTURE GOVERNING ITS 11 1/2% SENIOR SUBORDINATED NOTES DUE 2011

JACKSONVILLE, Fla., June 7 /PRNewswire-FirstCall/ -- Interline Brands, Inc. ("Interline Brands" or the "Company) (NYSE: IBI) announced today that its operating subsidiary, Interline Brands, Inc., a New Jersey corporation ("Interline New Jersey"), has received the consents necessary to adopt the proposed amendments to the indenture governing its 11 1/2% Senior Subordinated Notes Due 2011 (CUSIP No. 458743 AB 7) (the "Notes") in connection with its previously commenced tender offer and related consent solicitation for any and all of the outstanding Notes. A total of $130.0 million, or 100% in aggregate principal amount of the outstanding Notes, were validly tendered and not validly withdrawn at or prior to 5:00 p.m., Eastern Time, on June 7, 2006 (the "Consent Date"). The tender offer and consent solicitation is scheduled to expire at 5:00 p.m., Eastern Time, on June 23, 2006 (the "Expiration Date").

Interline New Jersey, The Bank of New York, as trustee, and the guarantors named in the indenture governing the Notes have executed a Second Supplemental Indenture setting forth amendments to eliminate substantially all of the covenants and certain events of default under the indenture governing the Notes. The amendments will become operative upon the acceptance for payment of any note validly tendered and not withdrawn by the Consent Date. Such amendments to the indenture, once operative, will be binding on all non-tendering holders of the Notes. The amendments to the indenture are set forth in the related Offer to Purchase and Consent Solicitation Statement dated May 23, 2006 (the "Offer to Purchase"). Except as described in the Offer to Purchase, any Notes tendered may not be withdrawn after 5:00 p.m., Eastern Time, on the Consent Date.

As set forth in detail in the Offer to Purchase, the tender offer is subject to the satisfaction of certain conditions, including the successful receipt of net proceeds of the financing transactions sufficient to finance the tender offer and consent solicitation on terms satisfactory to Interline New Jersey. A copy of the Offer to Purchase is available from the Information Agent, D.F. King, by calling toll free at (800) 290-6426 or (for banks and brokers) collect at (212) 269-5550.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities nor a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made only by reference to the Offer to Purchase.

About Interline Brands

Interline Brands is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida. Interline Brands provides maintenance, repair and operations (MRO) products to approximately 160,000 professional contractors, facilities maintenance professionals, and specialty distributors across North America and Central America.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe the Company's and/or Interline New Jersey's outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include the failure to close the previously announced American Sanitary acquisition and realize expected benefits from the transaction and obtaining debt financing on favorable terms, fluctuations in the cost of raw materials, fuel prices or in currency exchange rates, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, the dependence on key employees and other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2005 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2006. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.



SOURCE Interline Brands, Inc.

CONTACT:   Tom  Tossavainen,   Chief  Financial   Officer,   Interline  Brands,
+1-904-421-1441